Exhibit 22.0

PricewaterhouseCoopers LLP 254 Munoz Rivera Avenue BBVA Tower, 9th Floor Halo Rey, PR 00918 Telephone: (787) 754 9090 Facsimile: (787) 766 1094

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-84473 and No. 333-57052) of our report dated August 17, 2001 relating to the consolidated financial statements, which appears in the 2003 Annual Report to Shareholders of Oriental Financial Group Inc., which is incorporated by reference in Oriental Financial Group Inc.'s Annual Report on Form 10-K for the year ended June 30, 2003.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

San Juan, Puerto Rico

September 19, 2003